Exhibit 4.42

September 28, 2023

VIA EMAIL

Mercato Partners Acquisition Corporation

2750 E. Cottonwood Parkway, Suite #500

Cottonwood Heights, Utah

Attention: Scott Klossner

Email: sklossner@mercatopartners.com

with copies to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: Ryan Maierson; Drew Capurro; Thomas Verity

Email: ryan.maierson@lw.com; drew.capurro@lw.com; thomas.verity@lw.com

and

Machado Meyer Sendacz e Opice Advogados

Av. Brigadeiro Faria Lima 3200

São Paulo – SP/Brazil

Attention: Mariana Meditsch

Email: mmeditsch@machadomeyer.com.br

Re: Letter Agreement

To the addressees set forth above,

Reference is made to that certain Business Combination Agreement (the “Business Combination Agreement”), made and entered into as of February 26, 2023, by and among Nuvini Holdings Limited, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), Nvni Group Limited, an exempted company incorporated with limited liability in the Cayman Islands (“New PubCo”), Nuvini Merger Sub, Inc., a Delaware corporation (“Merger Sub” and, together with the Company and New PubCo, the “Company Parties”), and Mercato Partners Acquisition Corporation, a Delaware corporation (“SPAC”). Each Company Party and SPAC will individually be referred to herein as a “Party” and, collectively, as the “Parties”. Capitalized terms used herein without definition have the meanings given to them in the Business Combination Agreement.

1.	Waiver of Obligation to Deliver Documentation Five Business Days Prior to the Closing Date.

Section 3.2(f) of the Business Combination Agreement provides that, among other things, (i) at the Merger Effective Time, New PubCo shall assume the Company Equity Plan, and all references to “Company” in the Company Equity Plan and the documents governing the Company Equity Plan after the Merger Effective Time will be deemed references to New PubCo, and each Company Option, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Contribution Effective Time shall automatically cease to represent the right to purchase Company Ordinary Shares and shall be canceled and extinguished in exchange for a number of Rollover Option, (ii) prior to the Closing, the Company Parties shall take, or cause to be taken, all necessary or appropriate actions under the Company Equity Plan (and the underlying grant, award or similar agreements) to give effect to the provisions of Section 3.2(f) of the Business Combination Agreement and (iii) no less than five (5) Business Days prior to the Closing Date, the Company Parties shall provide to SPAC copies of all such necessary or appropriate actions (the “Documentation”) and a meaningful opportunity to provide comments, which comments will be considered in good faith.

SPAC hereby waives the obligation of the Company Parties to provide the Documentation to SPAC no less than five (5) Business Days prior to the Closing Date; provided, however, that, notwithstanding the foregoing, solely in the event the Company Parties do not take the actions set forth in Section 3.2(f) of the Business Combination Agreement such that the Company Equity Plan is assumed by New PubCo prior to the Closing, the Company Parties shall take any and all such actions set forth in Section 3.2(f) of the Business Combination Agreement such that the Company Equity Plan will be assumed by New PubCo in accordance with its Governing Documents no later than the Business Day immediately following the Closing Date and the board of directors of New PubCo shall have a meaningful opportunity to review and provide comments, which comments will be considered in good faith.

2.	Amendment to Business Combination Agreement.

SPAC hereby agrees that the definition of “New PubCo Equity Plan Amount” shall be amended and restated in its entirety to be as follows:

“New PubCo Equity Plan Amount” shall mean a number equal to five percent (5%) of the Fully Diluted Share Count (exclusive of the New PubCo Equity Plan Amount).

3.	Miscellaneous.

The Parties acknowledge that Section 3 of this letter agreement constitutes a valid and binding amendment under Section 11.12 of the Business Combination Agreement.

Except for the amendments, acknowledgements, confirmations, consents and waivers expressly provided for in this letter agreement, the Business Combination Agreement and each other Transaction Agreement and all of the terms, conditions and covenants contained herein and therein shall remain in full force and effect, without any modification whatsoever.

The provisions of Section 11.3 (Counterparts; Electronic Delivery), Section 11.7 (Governing Law) and Section 11.8 (Consent to Jurisdiction; Waiver of Jury Trial) of the Business Combination Agreement shall apply to this letter agreement mutatis mutandis.

[Signature page follows]

Very truly yours,

NUVINI HOLDINGS LIMITED

By:	/s/ Pierre Schurmann
Name: Pierre Schurmann
Title: Director

NVNI GROUP LIMITED

By:	/s/ Pierre Schurmann
Name: Pierre Schurmann
Title: Director

NUVINI MERGER SUB, INC.

By:	/s/ Pierre Schurmann
Name: Pierre Schurmann
Title: Director

The above is agreed to and accepted this 28th day of September, 2023

MERCATO PARTNERS ACQUISITION CORPORATION

By:	/s/ Scott Klossner
Name: Scott Klossner
Title: Chief Financial Officer

[Signature Page to Waiver and Amendment]